EXHIBIT 99.1
N E W S     R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT:
Mary Kerr
Vice President
Investor & Public Relations
(717) 751-3071
mkerr@bonton.com
THE BON-TON STORES, INC. ANNOUNCES AMENDMENT TO BUD BERGREN’S CONTRACT
York, PA, March 18, 2009 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced its Board of Directors unanimously agreed to ask Byron L. (Bud) Bergren to continue in his role as president and chief executive officer. Mr. Bergren’s contract was amended to stipulate he would continue to serve as president and chief executive officer through January 31, 2011 and would serve in an important role to be determined by the Board of Directors from February 1, 2011 through February 5, 2012.
Tim Grumbacher, Executive Chairman of the Board of Directors, commented, “We are very pleased that Bud has accepted the Board’s request to continue in his role as president and chief executive officer. Bud’s vision, leadership and execution continue to guide us through the challenging times we are facing in this very difficult retail environment. We look forward to Bud’s ongoing contributions as we position our Company for future growth and profitability.”
Mr. Bergren, commented, “I want to thank the Board of Directors and Tim for their continued support and confidence. We will implement opportunities to increase sales and focus on profitability. We believe our positioning as a source of appealing and differentiated product at value price points is more attractive than ever in these challenging times and we plan to capitalize on these attributes. I am very fortunate to have a strong, experienced management team and dedicated group of associates assisting me in the pursuit of these goals.”
The Bon-Ton Stores, Inc. operates 280 stores, which includes twelve furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and under the Parisian nameplate, stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.
Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; potential increase in pension obligations; consumer spending patterns and debt levels; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with opening new stores or expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon vendor relationships; a privacy breach; the ability to reduce SG&A expenses; the incurrence of unplanned capital expenditures; the ability to realize the expected benefits from our planned changes in operating structure and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.
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